UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 29, 2005

Vail Resorts, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-9614	51-0291762
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

137 Benchmark Road, Avon, Colorado	81620
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(970) 845-2500

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act
[ ] Soliciting materials pursuant to Rule 14a-12 under the Exchange Act
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01. Other Events.

On December 29, 2005, Roger D. McCarthy, Senior Vice President and Chief Operating Officer for the Breckenridge and Keystone resorts of Vail Resorts, Inc. (the “Company”), adopted a Rule 10b5-1 trading plan (the “Plan”) with a broker to exercise employee stock options issued under the Company’s equity-based compensation plans and to sell the acquired Company common stock. The Plan specifies the number of shares of the Company’s common stock that may be sold and the market prices for the sales, subject to the terms and conditions of the Plan. Mr. McCarthy entered into the Plan in order to facilitate the exercise of stock options and as part of his personal long-term investment strategy for asset diversification and liquidity. Mr. McCarthy will have no control over the timing of his option exercises or stock sales under the Plan.

Pursuant to Mr. McCarthy’s Plan, the brokerage firm may exercise his employee stock options specified in the Plan beginning in December of 2005. The Plan is scheduled to terminate on December 29, 2006. The maximum number of shares that may be sold under the Plan is 131,000 shares.

Any transactions under the Plan will be reported by Mr. McCarthy through individual Form 4 filings with the Securities and Exchange Commission.

The Plan is intended to comply with Rule 10b5-1 of the Securities Exchange Act of 1934 and the Company’s insider trading policy. Rule 10b5-1 allows corporate insiders to establish prearranged written stock trading plans. A Rule 10b5-1 plan must be entered into in good faith at a time when the insider is not aware of material, nonpublic information. Subsequent receipt by the insider of material, nonpublic information will not prevent prearranged transactions under the Rule 10b5-1 plan from being executed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 4, 2006	Vail Resorts, Inc.
By: /s/ Martha D. Rehm.
Martha D. Rehm
Senior Vice President